Worldwide High Income

Name of the Underwriters

J.P. Morgan Securities,
Morgan Stanley & Co.

Name of Issuer

Philippines Republic

Title of Security

Republic of the Philippines
9.875% 1/15/19

Date of Prospectus

1/7/99

Amount of Total Offering

$500 million

Unit Price

98.318

Underwriting Discount

1.0%

Rating

Ba1/BB+

Maturity Date

1/5/19

Current Yield

10.04%

Yield to Maturity

10.072%

Subordination Features

Pari passu with all other unsecured
and unsubordinated External Indebtedness of the Republic of Philippines





Nature of Political Entity, if any,
including in the case of revenue
bonds, underlying entity supplying
the revenue

Government of the Republic of
the Philippines

Total Par Value of Bonds Purchased

1,100,000

Dollar Amount of Purchases

1,081,498

Number of Shares Purchased

1,100,000

Years of Continuous Operation

Greater than 3 years

% of offering Purchased by Fund

 .22%

% of offering Purchased by
Associated Funds

 .70%

% of Funds Total Assets Applied to Purchase

0.90%

Name(s) of Underwriter(s) or Dealer(s) from Whom Purchased

J.P. Morgan Securities

Is Goldman, Sachs & Co. a Manager or
Co-Manager of Offering?

Yes


Were Purchases Designated as Group Sales or otherwise allocated to Goldman, Sachs
& Co. ?

No